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                                                                    EXHIBIT 10.7
                              RELEASE AND AGREEMENT

         This Release and Agreement ("Release") is made by and between LINDA GANIM, (hereinafter "employee") and PREMIERWEST BANCORP, an Oregon-chartered corporation (hereinafter "employer").

         WHEREAS, the parties desire to define and resolve all outstanding matters with respect to employee's employment and termination of employment with employer,

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1. Employee shall receive from employer the sum of Eight Thousand Five Hundred Dollars ($8500.00) per month for a period of one month effective upon the date in 2000 that the acquisition of United Bancorp by PREMIERWEST BANCORP becomes effective under the terms of the Agreement and Plan of Merger and Share Exchange. Said monthly consideration shall be paid semimonthly in accordance with employer's customary payroll practices and deductions shall be made by employer as required by law. Employee shall retain the 1995 Lexus LS400 that has been provided to her for her use by Douglas National Bank and said vehicle shall become the property of employee, subject to her obligation to pay any taxes that might result from her acquisition of the vehicle.

         2. For a period of thirty days beginning upon the date in 2000 that the acquisition of United Bancorp by PREMIERWEST BANCORP becomes effective under the terms of the Agreement and Plan of Merger and Share Exchange, employee shall be employed by employer as its controller and shall perform such specific duties and shall exercise such specific authority as may be assigned to employee by employer. This thirty day period may be extended up to an additional sixty days by mutual agreement of the parties, in which case employee's monthly salary shall continue as set forth in paragraph 1 above. Employee shall serve as an employee at will and employee shall not after the aforementioned thirty day period and any extension thereof be deemed an employee of employer for any purpose whatsoever. Employee shall be entitled to any employment benefits in addition to her salary that are available to other employees for the period during which she is considered an employee.

         3. For a period of twelve months commencing on the date that employee's employment is terminated, employee shall receive from employer the sum of Eight Thousand Five Hundred Dollars ($8,500.00) per month. Said monthly consideration shall be paid semimonthly in accordance with employer's customary payroll practices and deductions shall be made by employer as required by law.

         4. Employee agrees not to lodge, file or bring any suit, charge, complaint, or any other form of action or claim against employer or its successors in interest and predecessors in interest, including but not limited to United Bancorp, an Oregon corporation, and Douglas National Bank, a national bank and wholly owned subsidiary of United Bancorp, relating in any way whatsoever to any matters released herein. Employee agrees not to request, or to indirectly cause, any governmental agency or other person to commence any investigation or bring any action against employer or its successors in interest and predecessors in interest, including but not limited to United Bancorp, an Oregon corporation, and Douglas National Bank, a national bank and wholly owned subsidiary of United Bancorp, and employee waives any remedy or recovery in any action which may be brought on her behalf by any government agency or other person.

         5. Employee agrees that by signing this Release, she gives up any and all rights that she may have to file a claim or complaint of any kind in any forum and that this Release includes any and all claims that exist or that employee may not know or suspect to exist in her favor at the time of execution of this Release.

         6. This Release is not and shall not in any way be construed as an admission by employer of any acts against employee that are wrongful in any manner whatsoever or that employer has violated any federal, state, or local law.


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         7. Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims that have arisen and/or of which employee knows or does not know, should have known, had reason to know, or suspect to exist in her favor at the time of execution and that this Release contemplates the extinguishment of any such claim or claims. Employer and Employee both agree that Employee's release herein does not in any way abrogate or limit Employee's rights of indemnification as provided for under Douglas National Bank's Articles of Incorporation or any directors and officer's liability insurance currently in effect.

         8. Employee hereby agrees to indemnify and hold employer harmless from and against any and all loss, cost, damage, or expense, including, without limitation, attorney fees, incurred by employer arising out of any breach of this Release by employee or the fact that any representation made herein by employee was false when made.

         9. Employee acknowledges that her employment and the termination of her employment with employer has not and will not cause physical or emotional injury resulting in a need for medical treatment and has not and will not result in any disability and has not and will not give rise to any diagnosable psychological condition or trauma.

         10. Except for required disclosures to the SEC, Employee covenants and agrees that the terms and fact of this Release are completely confidential and that such confidentiality is an essential term of this Release. Except for required disclosures to the SEC, Employee further covenants and agrees that this commitment of confidentiality extends to any and all persons and entities with the exception of her tax advisor insofar as necessary to determine the tax consequences, if any, of this Release.

         11. Employee agrees that she will not challenge or dispute the validity of this Release or any portion thereof without first tendering back to employer the full amount of the consideration paid hereunder. If the validity of this Release or any part thereof is challenged by employee, any such dispute shall be conclusively resolved by mandatory and binding arbitration.

         12. Except for required disclosures to the SEC, Employer and employee agree that this confidentiality provision is a material provision of this Release and that the inclusion of this provision was an inducement for the parties to enter into this Release. Employee agrees that all agreements and covenants made herein are of the essence of this Release and that the breach of any such covenant or agreement is a beach of the entire Release. In the case of any such breach, employer shall be entitled to an injunction of any further breach issued by any court of competent jurisdiction and to recover from employee the full amount of the above-stated monetary consideration for this Release, including interest at the legal rate from the date of execution hereof and all expenses, whether or not legal action is commenced, including attorney fees, costs, and disbursements at trial and on appeal, as incurred by employer to obtain and enforce an injunction or to enforce the terms of this Release or to recover damages hereunder.

         13. Both during and after termination of employment, employee agrees, that in addition to any other limitation contained in this Release, regardless of the circumstances of the termination of employment, she will not communicate to any person, firm, corporation, limited liability company, or other entity, any information relating to customer lists, prices, secrets, advertising, loans, accounts, or any confidential knowledge, information or secrets that employee may from time to time acquire with respect to the business of employer and/or its predecessors, or any of its affiliates or subsidiaries. Employee agrees that upon termination of her employment, she will not retain originals or copies of any of the business records, information or documents of employer and/or its predecessors, in any form whatsoever, including but not limited to information on computer disks and hard drives. All records, files, lists, including computer generated lists, drawings, documents, equipment, and similar items relating to employer's business which employee has prepared or received from employer are and shall remain employer's sole and exclusive property. Employee shall promptly return to employer all property of employer in her possession, whether in original or copy form. Employee shall not copy or cause to be copied, or print out or cause to be printed out, any software, documents or other materials originating with or belonging to employer. Employee shall not retain in her possession any such software, documents, or other materials.



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         14. Employee agrees that both during and after her employment, she shall, at the request of employer, render all assistance and perform all lawful acts that employer considers necessary or advisable in connection with any litigation involving employer or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of employer.

         15. For a period of one (1) year after termination of her employment, employee agrees that the following restrictions and limitations shall apply to her:

                  A. Employee will not, on behalf of herself or on behalf of any other person, firm, corporation, limited liability company or any other entity, call on any of the customers of employer in Douglas County, Oregon, for the purpose of soliciting services and/or providing to any of the customers any banking services or other products or services provided by employer, nor will she, in any way, directly or indirectly, for herself or on behalf of any other person, firm, corporation, limited liability company or other entity, solicit, divert or take away any customer of employer, its affiliates or subsidiaries. For the purposes of this Release, the phrase "call on" includes, but is not limited to, contacting a customer in person, by telephone, by facsimile transmission, by letter, by electronic transmission, or by any other means calculated to make contact with such customer of employer.

                  B. Employee will not, on behalf of herself or on behalf of any other person, firm, corporation, limited liability company or any other entity, solicit for hire any of the employees of employer or any of its affiliates or subsidiaries.

                  C. Employee will not work in banking or in the financial industry in Douglas County, Oregon. Furthermore, employee will not provide to any entity of which she is an employee, partner, director, officer or member any banking or financial information concerning Douglas County, Oregon. Employee acknowledges that the covenants set forth in this Release do not impose unreasonable restrictions or work a hardship on employee, are essential to the willingness of employer to enter into this Release and to employ employee, are necessary and fundamental to the protection of the business conducted by employer, and are reasonable as to scope, duration, and territory. Notwithstanding the above, if employee goes to work for or consults with another entity which is in competition with BANK OF SOUTHERN OREGON and PREMIERWEST BANCORP in Douglas County, Oregon, then BANK OF SOUTHERN OREGON and PREMIERWEST BANCORP will not be required to make any further payments hereunder unless EMPLOYEE's competitive work or consultation is not primarily located in Douglas County and does not result in the disclosure or utilization of any information relating to customer lists, prices, secrets, advertising, loans, accounts, or any other confidential information, knowledge or secrets that EMPLOYEE acquired from BANK OF SOUTHERN OREGON and PREMIERWEST BANCORP or any of its affiliates or subsidiaries. If employer materially and substantially breaches its obligation to make payments to employee as required hereunder, employee's non-competition obligation shall cease.

         16. Employee further declares and represents that no promise, inducement, or agreement not herein expressed has been made to her and that this Release contains the entire agreement between the parties hereto and that the terms of this Release are contractual and not a mere recital.

         17. Employee declares and represents that she has carefully read and fully understands all of the provisions and effects of this Release and has thoroughly discussed all aspects of this Release with her present attorneys, that she is voluntarily entering into this Release, and that neither employer nor its agents, representatives, or attorneys have made any representations concerning the terms and effects of this Release other than those contained herein. This Release sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.

         18. This Release is made and entered into in the State of Oregon and shall in all respects be interpreted, enforced, and governed under the laws of that state.



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         19. Employee has the right to continue her current health coverage for up to eighteen (18) months following termination of her employment under the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If employee chooses to continue coverage through COBRA, employee will pay the monthly premiums for the full term of COBRA coverage.

         20. The parties agree that the language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

         21. Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Release.

         22. The failure of either party to this Release to insist upon the performance of any of the terms and conditions of this Release, or the waiver of any breach of any of the terms and conditions of this Release, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         In witness whereof, the parties, intending to be legally bound hereby, have executed this Release and Agreement.

____________________________             Date: ___________________
Employee


____________________________             Date: ___________________
Employer